Exhibit 99.1

November 7, 2019

Delmar Bancorp Reports Continued Profitability for the Third Quarter of 2019

SALISBURY, MD., November 7, 2019 -- Delmar Bancorp (OTCQX:DBCP), the parent company of The Bank of Delmarva, Seaford, Delaware, announced net income of $4.9 million for the first nine months of 2019. This is an increase of 25.0% over 2018 earnings for the same period.

Net interest income before the provision for credit losses increased from September 30, 2018 to September 30,  2019 by  $1.6 million or 7.8%, and the provision for credit losses increased by $75,000.  Operating overhead increased by $247,000 for the same period.

Earnings in the first three quarters of 2018 were significantly impacted by the merger with Liberty Bell Bank.  During the first nine months of 2018 the Bank expensed approximately $1.3 million related to the merger in other operating expenses.

During December of 2018 Delmar announced a share exchange with Virginia Partners Bank, located in Fredericksburg, Virginia.  Costs related to the share exchange included in other operating expenses at September 30, 2019 were approximately $539,000.

In addition to an increase in income, Delmar’s assets grew by $53.4 million or 7.2% in the first nine months of 2019.  The most significant portion of this increase was in cash and cash equivalents, which grew by $46.4 million over the first nine months of the year.  The Bank increased available-for-sale investment securities by 8.9% from the end of the prior year.  Loan balances increased by $1.1 million from the end of 2018.  Loan growth over the 12 month period ending September 30, 2019 was $11.3 million or 1.8%.  The growth in cash and cash equivalents was the result of an increase in deposits of $45.5 million or 7.4% during the first three quarters of 2019 and $38.4 million or 6.2%  over the prior year third quarter balances.  Most of this growth was in certificate of deposits and non-interest bearing demand accounts.  Tangible book value per share increased from $5.79 to $6.56 or 13.3% over the twelve month period from September 30, 2018 to September 30, 2019.

The Company paid a cash dividend to common stockholders of $.025 per share for each of the first three quarters of 2019.  The Board Directors of Delmar Bancorp is committed to returning capital to shareholders in the form of cash dividends with the expectation that the cash dividend will increase as earnings continue to grow.

For further information contact John W. Breda, President and Chief Executive Officer, 410-548-1100 extension 18112 or Betsy Holland,  Chief Financial Officer, CPA, 410-548-1722 extension 18305.

DELMAR BANCORP

CONSOLIDATED BALANCE SHEET

September 30, 2019 and 2018

December 31, 2018

	September 30,	September 30,	December 31,
ASSETS	2019	2018	2018
Cash and due from banks	$31,483,246	27,348,745	24,346,568
Federal funds sold	29,143,286	3,116,179	1,254,413
Interest bearing deposits in other banks	15,458,101	3,942,736	4,093,198
Investment securities Available-for-sale, at fair value	55,854,096	53,587,851	51,300,284
Loans, less allowance for credit losses 2019 $7,054,420; 2018 $7,225,823	626,607,475	615,301,196	625,513,347
Accrued interest receivable on investment securities and loans	2,097,507	2,066,644	2,102,891
Bank premises and equipment, at cost net of accumulated depreciation 2019 $14,619,371; 2018 $14,123,139	10,134,386	10,598,916	10,047,960
Federal Home Loan Bank stock, at cost	2,761,400	2,377,700	2,651,800
Atlantic Central Bankers Bank stock, at cost	131,250	131,250	131,250
Maryland Financial Bank stock	—	30,000	—
Other real estate owned	3,640,696	4,103,304	3,660,354
Intangible assets	6,079,567	6,432,095	6,306,067
Other assets	9,452,763	9,051,425	8,007,592
Total assets	$792,843,773	738,088,041	739,415,724

LIABILITIES
Deposits
Non-interest bearing demand	$202,983,129	187,622,249	185,475,609
Interest bearing demand	56,137,609	53,891,674	54,481,160
Savings and money market	124,722,120	132,224,315	123,948,577
Time deposits	276,558,369	248,304,967	251,020,001
Total deposits	660,401,227	622,043,205	614,925,347
Short-term borrowings	—	—	7,000,000
Long-term borrowings	55,495,000	50,153,571	49,988,929
Accrued interest payable on deposits	567,260	341,369	391,579
Other liabilities	4,820,560	1,382,108	1,121,817
Total liabilities	721,284,047	673,920,253	673,427,672

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 20,000,000 shares: issued and outstanding 2019 9,985,321 shares; 2018 9,975,707 shares	99,853	99,757	99,853
Surplus	29,486,105	29,441,212	29,469,680
Retained earnings	41,335,411	35,864,891	37,149,484
Accumulated other comprehensive gain (loss), net of deferred (taxes) benefit 2019 ($230,082); 2018 $446,106	638,357	(1,238,072)	(730,965)
Total stockholders' equity	71,559,726	64,167,788	65,988,052
Total liabilities and stockholders' equity	$792,843,773	738,088,041	739,415,724

Tangible Book Value per Common Share	$6.56	5.79	5.98

The Consolidated Statements of Financial Condition as of September 30, 2019 and 2018 presented herein are unaudited but include all adjustments which, in Management's opinion, are necessary for fair presentation.

DELMAR BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Nine Months Ended September 30, 2019 and 2018

INTEREST INCOME ON	2019	2018
Loans, including fees	$25,916,357	$22,696,275
Investment securities
Taxable	518,105	464,580
Exempt from federal income tax	445,051	410,524
Federal funds sold	81,380	86,425
Other interest income	526,492	359,754
	27,487,385	24,017,558
INTEREST EXPENSE ON
Deposits	4,387,459	2,657,851
Borrowings	1,274,145	1,117,066
	5,661,604	3,774,917

NET INTEREST INCOME	21,825,781	20,242,641
Provision for credit losses	900,000	825,000

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	20,925,781	19,417,641

OTHER INCOME	2,729,129	2,321,703

OTHER EXPENSES
Salaries and employee benefits	8,458,875	8,164,522
Premises and equipment	2,731,793	2,347,203
(Gains) losses on sales of other assets	—	(9,043)
Losses on other real estate owned	38,529	141,651
Amortization	226,500	294,000
Other operating expenses	5,097,053	5,367,657
	16,552,750	16,305,990

INCOME BEFORE TAXES ON INCOME	7,102,160	5,433,354

Federal and state income taxes	2,167,330	1,484,843

NET INCOME	$4,934,830	$3,948,511

Basic earnings per common share	$0.49	$0.40

The Consolidated Statements of Financial Condition as of September 30, 2019 and 2018 presented herein are unaudited but include all adjustments which, in Management's opinion, are necessary for fair presentation.